UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

December 23, 2008

Date of Report (Date of earliest event reported)

First Chester County Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-12870	23-2288763
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 North High Street, West Chester, Pennsylvania 19380

(Address of principal executive offices)

(484) 881-4000

(Registrant’s telephone number, including area code)

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ [ [ [

] Written communications pursuant to Rule 425 under the Securities Act

] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.

In anticipation of participating in the voluntary Capital Purchase Program established by the United States Department of the Treasury, in December 2008, First Chester County Corporation (the “Corporation”), the First National Bank of Chester County, a wholly-owned subsidiary of the Corporation (the “Bank”) and certain senior executive officers (the “Executives”) executed amendments to their respective employment, change of control, and severance benefits agreements (the “Agreements”) that would ensure compliance with the restrictions on executive compensation if the Corporation were to participate in the Treasury’s Capital Purchase Program.

The amendments to the Agreements will become operative only in the event that the Corporation participates in the Capital Purchase Program. Specifically, the amendments will have the following effects, if the Corporation participates in the Capital Purchase Program:

If the Executive is or becomes a “senior executive officer” within the meaning of such regulations promulgated by the Treasury, during the period that the Treasury holds an equity or debt position of the Corporation acquired under the Capital Purchase Program,

1.

The present value of all benefits and payments otherwise due to any such officer following an applicable severance of employment would be limited to 2.99 times the officer’s “base amount” of compensation as defined under such regulations (the “Severance Payment Restriction”). As presently defined, the base amount is equal to the officer’s average W-2 compensation over the five years prior to separation, subject to certain adjustments; and

2.

Any payments made to the Executive under the respective Agreement or other bonus or incentive compensation arrangements with the Corporation, will be subject to recovery by the Corporation at anytime to the extent such payments were based upon materially inaccurate financial statement or any other materially inaccurate performance metric (the “Bonus Recovery Restriction”).

In addition, the amendments provide that the benefits and payments otherwise due to each of the Executives under their respective Agreements and other compensation arrangements with the Corporation or the Bank will be restricted, modified or eliminated as necessary to satisfy the requirements of the regulations promulgated by the Treasury applicable to the Corporation or Bank as a participant under the Capital Purchase Program.

Amendments to the Agreements have been executed by the Chief Executive Officer, the President, and the Chief Financial Officer of the Corporation and Bank and four other executive officers who may be deemed to be senior executive officers within the meaning of the Treasury regulations. Based upon the estimates of the benefits and payments that would be paid to the Executives under the existing Agreements assuming that an applicable severance of employment occurred as of December 31, 2007, as reported in the Corporation’s Registration Statement on Form S-4, the Severance Payment Restriction will have the effect of reducing the benefits and payments that would otherwise have been payable to the Chief Executive Officer, the President and the Managing Director of the AHB Division of the Bank under such circumstances. The Bonus Recovery Restriction expands the presently existing requirement under the Sarbanes-Oxley Act of 2002 that is applicable to the Chief Executive Officer and the Chief Financial Officer, pursuant to which such officers would be required to disgorge any bonus or incentive payments made during a twelve month period following the public issuance or filing with the SEC of financial documents of the Corporation that require restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

Amendment to the Employment Agreement among the Corporation, the Bank and John A. Featherman, III, dated as of December 23, 2008. The form of this amendment is substantially identical in all material respects (except as to the parties thereto, the dates of execution and other details) with amendments to the following Agreements:

Agreement	Date of Agreement	Executive	Date of Amendment
Employment Agreement	June 27, 2008	Kevin C. Quinn, President	December 23, 2008
Employment Agreement	September 18, 2008	James M. Deitch, Managing Director of the AHB Division of the Bank	December 31, 2008
Employment Agreement	September 18, 2008	Anna Ruth Smith, President of the AHB Division of the Bank	December 31, 2008
Change of Control Agreement	June 3, 2005	John Balzarini, Chief Financial Officer	December 23, 2008
Change of Control Agreement	June 10, 2005	Michelle Venema, EVP – Business Banking	December 24, 2008
Separation Benefits Agreement	October 2, 2006	Clay T. Henry, EVP of the Wealth Management Division	December 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2009	FIRST CHESTER COUNTY CORPORATION By: /s/ John Balzarini Name: John Balzarini Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Amendment to the Employment Agreement among the Corporation, the Bank and John A. Featherman, III, dated as of December 23, 2008. The form of this amendment is substantially identical in all material respects (except as to the parties thereto, the dates of execution and other details) with amendments to the following Agreements:

Agreement	Date of Agreement	Executive	Date of Amendment
Employment Agreement	June 27, 2008	Kevin C. Quinn, President	December 23, 2008
Employment Agreement	September 18, 2008	James M. Deitch, Managing Director of the AHB Division of the Bank	December 31, 2008
Employment Agreement	September 18, 2008	Anna Ruth Smith, President of the AHB Division of the Bank	December 31, 2008
Change of Control Agreement	June 3, 2005	John Balzarini, Chief Financial Officer	December 23, 2008
Change of Control Agreement	June 10, 2005	Michelle Venema, EVP – Business Banking	December 24, 2008
Separation Benefits Agreement	October 2, 2006	Clay T. Henry, EVP of the Wealth Management Division	December 24, 2008